UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2012

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-16625 (Commission File Number)	98-0231912 (I.R.S. Employer Identification Number)

50 Main Street White Plains, New York (Address of principal executive offices)	10606 (Zip code)

(914) 684-2800 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2012, Bunge Limited issued a press release announcing the appointment of Kathleen Hyle as an independent director of Bunge Limited, effective July 2, 2012.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Ms. Hyle, age 53, has served as Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources since 2008.  She will be retiring from Constellation Energy in July 2012.  Ms. Hyle joined Constellation Energy in 2003, and served in a variety of senior-level finance and operations positions, including as Chief Financial Officer of Constellation NewEnergy, Inc.  Prior to joining Constellation Energy, Ms. Hyle held Chief Financial Officer positions with ANC Rental Corp. and AutoNation Inc.  She began her career in 1980 with Black & Decker Corporation in its treasury organization.

Ms. Hyle is a member of the Board of Directors of AmerisourceBergen Corporation.  She has also been appointed as a Director of The ADT Corporation, effective upon the completion of its separation from Tyco International Ltd.

Ms. Hyle will serve on the Audit Committee and the Finance and Risk Policy Committee of the Board of Directors.  In connection with the appointment of Ms. Hyle to the Board of Directors, she will receive compensation for her services as a director consistent with that provided to Bunge Limited’s other non-employee directors.  Also, in accordance with Bunge Limited’s 2007 Non-Employee Directors’ Equity Incentive Plan, the Board of Directors granted Ms. Hyle an aggregate of 3,920 restricted stock units effective as of July 2, 2012, which will vest on the first and third anniversaries of the grant date.

With the appointment of Ms. Hyle, Bunge Limited’s Board of Directors will consist of ten directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 25, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 26, 2012

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Assistant General Counsel and Secretary

EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated June 25, 2012